Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Company	State of Incorporation

Deep Down, Inc.	Delaware
ElectroWave, Inc.	Texas
Mako Technologies, LLC	Louisiana
Flotation Technologies, Inc.	Maine